Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Record Bookings and Sales for the Second Quarter of 2004
Net Income Increases from the Second Quarter of 2003

and the First Quarter of 2004

HILLSBORO, Ore., July 28, 2004 — FEI Company (NASDAQ: FEIC) reported record bookings and sales in its financial report for the second quarter of 2004.  Net sales of $108.5 million for the second quarter ended July 4, 2004 increased 3% compared with net sales of $105.1 million for the first quarter of 2004 and increased 21% compared with net sales of $89.8 million for the second quarter of 2003.

Bookings in the second quarter totaled $125.4 million, resulting in a book-to-bill ratio of 1.16 and an ending backlog of $141.9 million at July 4, 2004.  Bookings increased 16% compared with the first quarter and 54% compared with the prior year’s second quarter.

GAAP earnings for the second quarter of 2004 were $3.1 million or $0.09 per diluted share, within the company’s guidance range announced in April, and compared with earnings of $1.9 million or $0.06 per diluted share in the first quarter of 2004 and $1.3 million or $0.04 per diluted share in the second quarter of 2003.

Non-GAAP earnings excluding restructuring charges and amortization of purchased intangibles were $4.3 million or $0.13 per share for the second quarter.  Investors should refer to the attached table for a reconciliation of GAAP earnings to non-GAAP earnings.

“Our second quarter results were led by solid orders and sales in the semiconductor market,” said Vahé A. Sarkissian, chairman, president and chief executive officer of FEI, “highlighted by particularly strong results for our root-cause defect analyzer systems for in-fab and laboratory use.  We also had good performance in the data storage market, while Industry and Institute sales were down somewhat from an unusually strong first quarter of 2004. Our order total was the

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highest in the company’s history, and revenue reached record levels for the third consecutive quarter.  We also made further progress in improving our gross margin in the quarter.

 “We remain positive about the potential for further revenue growth in 2004,” concluded Sarkissian, “Our leadership in tools for nanotechnology continues to open new applications and opportunities for our equipment.”

By market, sequential sales to semiconductor customers grew 30% while bookings increased by 36%.  Data storage sales were approximately equal to the first quarter on a 79% bookings increase, and sales to industry and institute customers were down 19% and bookings were down 14% compared with the first quarter.

By business segment, Microelectronics sales in the second quarter were up 28% and bookings were up 51% compared with the first quarter.  Microelectronic products include DualBeam™ systems for laboratory and in-fab applications, circuit edit and mask repair systems and Design-to-Yield software.  Electron Optics sales were down 25% and bookings were up 1% compared with the first quarter.  Electron Optics products include transmission and scanning electron microscopes and secondary ion mass spectrometry equipment.  Component sales were down 10% and bookings were approximately level sequentially, while Service sales increased 7% and bookings decreased 26% from the first quarter.

The gross margin for the quarter was 40.3% compared to 40.0% in the first quarter.  Operating expenses increased by $2.5 million compared with the first quarter and included amortization of intangibles of $1.4 million and $0.5 million for restructuring and reorganization charges.

Cash generated by operations was $10.8 million for the quarter, while working capital increased by $2.7 million.  Capital spending for the quarter was $3.7 million, and depreciation expense was $3.9 million.  Inventory turnover improved from 2.6 times in the first quarter to 2.8 times in the second quarter and inventory declined by $5.8 million from the first quarter level.  Accounts receivable decreased by $0.9 million from the prior quarter.  The company continued to maintain a strong balance sheet, with cash and investments of $311.3 million, convertible debt of $295.0 million (due in 2008) and shareholders’ equity of $341.8 million as of July 4, 2004.

Third Quarter 2004 Guidance

The company currently expects bookings for the third quarter of 2004 to be down modestly from the very strong level of the second quarter, while net sales are expected to grow modestly compared to the second quarter.  GAAP earnings are anticipated to be in the range of $0.09 to

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$0.14 per share, basic and diluted.  For reasons why the company’s actual results may differ from guidance please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 2:00 p.m. PST Wednesday, July 28, 2004

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-888-428-4480 (domestic, toll-free) or 1-651-332-0107 (international) and supplying the pass code: FEI Q2 Results. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible by dialing 1-800-475-6701 (US) or 1-320-365-3844 (international) and entering the access code 738267.

About FEI

FEI’s Tools for Nanotech™ , featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level. With R&D centers in North America and Europe and sales and service operations in more the 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality. More information can be found on the FEI website at: http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the third quarter of 2004, statements about potential new growth opportunities in nanotechnology, the outlook for revenue growth for the second half of 2004, the industry upturn in semiconductors and data storage, order growth, and future bookings, earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the scientific research, semiconductor and data storage markets; the duration of the cyclical upturn in the data storage and semiconductor industries; fluctuations in foreign exchange and interest rates; continued ability to maintain deferral accounting of hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; unfavorable business conditions and growth in the general economy, both domestic and foreign; restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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FEI Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 4, 2004	June 29, 2003	July 4, 2004	June 29, 2003

NET SALES
Products	$86,551	$70,838	$171,157	$137,609
Service	21,917	18,965	42,405	37,636
Total net sales	108,468	89,803	213,562	175,245

COST OF SALES
Products	49,569	40,305	98,969	79,383
Service	15,138	12,496	28,801	23,829
Total cost of sales	64,707	52,801	127,770	103,212

Gross profit	43,761	37,002	85,792	72,033

OPERATING EXPENSES:
Research and development	13,131	10,065	26,698	20,859
Selling, general and administrative	22,764	18,448	42,897	37,190
Restructuring, reorganization and relocation costs	488	1,505	688	1,505
Amortization of purchased intangibles	1,413	1,205	2,826	2,409
Total operating expenses	37,796	31,223	73,109	61,963

OPERATING INCOME	5,965	5,779	12,683	10,070

OTHER INCOME (EXPENSE):
Interest income	1,288	1,168	2,351	2,361
Interest expense	(2,611)	(4,146)	(5,079)	(6,596)
Other income (expense), net	57	(763)	(2,355)	(903)
Total other expense, net	(1,266)	(3,741)	(5,083)	(5,138)

INCOME BEFORE TAXES	4,699	2,038	7,600	4,932

INCOME TAX EXPENSE	1,645	713	2,660	1,726

NET INCOME	$3,054	$1,325	$4,940	$3,206

PER SHARE DATA:
Basic earnings per share	$0.09	$0.04	$0.15	$0.10
Diluted earnings per share	$0.09	$0.04	$0.14	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,241	32,860	33,213	32,803
Diluted	34,205	33,606	34,195	33,514

RECONCILIATION OF SECOND QUARTER RESULTS (1)

The following table reconciles the specific items excluded from U.S. GAAP in the calculation of non-GAAP results for the periods indicated below:

INCOME STATEMENT RECONCILATION

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 4, 2004	June 29, 2003	July 4, 2004	June 29, 2003

U.S. GAAP net income	$3,054	$1,325	$4,940	$3,206

Addback:
Restructuring, reorganization and relocation costs	488	1,505	688	1,505
Amortization of purchased intangibles	1,413	1,205	2,826	2,409
Bond buy-back costs	—	1,590	—	1,590
Tax effect	(665)	(1,504)	(1,230)	(1,926)

Non-GAAP net income	$4,290	$4,121	$7,224	$6,784

INCOME STATEMENT RECONCILIATION PER SHARE

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 4, 2004	June 29, 2003	July 4, 2004	June 29, 2003

U.S. GAAP diluted earnings per share	$0.09	$0.04	$0.14	$0.10

Addback:
Restructuring, reorganization and relocation costs	0.02	0.04	0.03	0.04
Amortization of purchased intangibles	0.04	0.04	0.08	0.07
Bond buy-back costs	—	0.05	—	0.05
Tax effect	(0.02)	(0.05)	(0.04)	(0.06)

Non-GAAP diluted earnings per share	$0.13	$0.12	$0.21	$0.20

Shares used in calculation	34,205	33,606	34,195	33,514

(1)

The press release and reconciliation table contain non-GAAP net income and earnings per share information that exclude the impact of amortization of intangible assets, bond buy-back costs and restructuring costs. Management of the company believes it is useful for investors to have this supplemental information because these elements are not part of Management’s evaluation of the company’s operating performance and these non-GAAP numbers are a key measure used by Management to plan and forecast business and assess overall company performance. Further, non-GAAP net income and EPS are common performance tools used by the investor community to evaluate results. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Also, the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

FEI Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 4, 2004	December 31, 2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$213,903	$236,488
Short-term investments	72,086	63,480
Receivables	123,283	103,562
Inventories	92,231	102,315
Deferred income taxes	22,425	14,235
Other	14,654	13,155

Total current assets	538,582	533,235

NON-CURRENT INVESTMENTS	25,306	22,068

PROPERTY PLANT AND EQUIPMENT	72,387	69,392

PURCHASED TECHNOLOGY, NET	24,278	27,105

GOODWILL	41,433	41,423

OTHER ASSETS, NET	57,245	55,835

TOTAL	$759,231	$749,058

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$29,658	$35,422
Current accounts with Philips	2,550	4,223
Accrued payroll liabilities	8,538	8,378
Accrued warranty reserves	9,588	10,500
Deferred revenue	35,156	29,963
Income taxes payable	372	3,108
Accrued restructuring, reorganization and relocation	1,478	2,104
Other current liabilities	19,326	16,964

Total current liabilities	106,666	110,662

CONVERTIBLE DEBT	295,000	295,000

DEFERRED INCOME TAXES	11,565	2,662

OTHER LIABILITIES	4,243	4,441

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,259 and 33,153 shares issued and outstanding at July 4, 2004 and December 31, 2003	310,094	308,509
Note receivable from shareholder	(1,550)	(1,506)
Accumulated earnings	10,444	5,504
Accumulated other comprehensive income	22,769	23,786

Total shareholders’ equity	341,757	336,293

TOTAL	$759,231	$749,058

FEI COMPANY
Supplemental Data

($ In Millions Except Per Share Amounts)

	Q2 Ended 7/4/2004	Q1 Ended 4/4/2004	Q2 Ended 6/29/2003
Income Statement Highlights
Consolidated sales	$108.5	$105.1	$89.8
Gross margin	40.3%	40.0%	41.2%
R & D spending	$13.1	$13.6	$10.1
R & D (% of sales)	12.1%	12.9%	11.2%
SG&A	$22.8	$20.1	$18.4
SG&A (% of sales)	21.0%	19.1%	20.5%
Net income - GAAP	$3.1	$1.9	$1.3
Diluted earnings per share - GAAP	$0.09	$0.06	$0.04
Sales by Business Segment
MicroElectronics	$54.4	$42.3	$38.5
Electron Optics	$29.5	$39.3	$30.2
Service	$21.9	$20.5	$19.0
Components	$2.7	$3.0	$2.1
Sales by Market Sector
Semiconductor	$55.4	$42.5	$38.5
Data Storage	$11.5	$11.6	$6.7
I & I	$41.5	$51.0	$44.6
Sales by Geography
North America	$46.9	$40.3	$25.5
Europe	$24.7	$36.4	$40.2
Asia Pacific	$36.8	$28.4	$24.1
Bookings
Total	$125.4	$108.4	$81.5
Book to bill ratio	1.16	1.03	0.91
Backlog - total	$141.9	$125.0	$113.2
Backlog - Service	$31.5	$33.7	$26.2
Bookings by Business Segment
MicroElectronics	$70.1	$46.3	$34.3
Electron Optics	$32.8	$32.6	$30.3
Service	$19.7	$26.7	$14.4
Components	$2.8	$2.8	$2.5
Bookings by Market Sector
Semiconductor	$66.1	$48.7	$32.5
Data Storage	$15.0	$8.4	$6.0
I & I	$44.3	$51.4	$43.0
Balance Sheet Highlights
Cash, equivalents, investments	$311.3	$303.0	$335.3
Operating cash (used) generated	$10.8	$(14.4)	$4.4
Accounts receivable	$123.3	$124.1	$102.4
Days sales outstanding (DSO)	104	108	104
Inventory turnover	2.8	2.6	2.2
Inventories	$92.2	$98.0	$94.1
Property, plant and equipment	$72.4	$69.4	$65.7
Fixed asset investment (during quarter)	$3.7	$5.4	$6.9
Depreciation expense	$3.9	$3.7	$3.5
Current liabilities	$106.7	$109.0	$103.5
Working Capital	$431.9	$429.2	$398.1
Shareholders’ equity	$341.8	$336.8	$317.3
Headcount (permanent and temporary)	1,715	1,675	1,595